Execution Version

AMENDMENT NO. 4 TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 4 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into this 17th day of December, 2012, by and among ZAZA ENERGY CORPORATION, a Delaware corporation (the “Company”), and each of the holders of Securities (as defined in the Securities Purchase Agreement, as defined below) that is a signatory to this Amendment.

RECITALS

1.            The Company and the holders of the Securities are parties to that certain Securities Purchase Agreement dated February 21, 2012, as amended by (a) a letter agreement dated as of March 1, 2012, (b) a letter agreement dated as of March 22, 2012, (c) that certain Waiver and Amendment No. 1 to Securities Purchase Agreement dated as of June 8, 2012, as amended by that certain letter agreement dated as of June 28, 2012, (d) that certain Waiver and Amendment No. 2 to Securities Purchase Agreement dated as of July 25, 2012 and (e) that certain Waiver and Amendment No. 3 to Securities Purchase Agreement dated as of October 16, 2012 (as amended, the “Existing Securities Purchase Agreement”; and as amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).

2.            Pursuant to the Existing Securities Purchase Agreement, the Company issued, and the holders of Notes purchased, (a) the Company’s 8.00% Senior Secured Notes due February 21, 2017, in the aggregate principal amount of $100,000,000 (collectively, the “Notes”) and (b) the Company’s warrants to purchase 26,315,789 shares of the Company’s Common Stock (as adjusted pursuant to the terms thereof, the “Warrants”).

3.            The Required Holders (as defined in the Securities Purchase Agreement) granted a limited waiver on June 8, 2012, under both the Notes and the Warrants, of certain events that could otherwise have constituted a Fundamental Change by permitting Transfers, under the Company’s long term incentive plan, to Messrs. Brooks, Kearby or Hearn, as part of the compensation earned by such person as a director or officer of the Company, so long as such Transfers did not exceed 250,000 shares per year per person.

4.            The Company desires to amend certain provisions of the Existing Securities Purchase Agreement and the Warrants.

5.            The holders of the Securities have agreed to make such amendments, in each case subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1.

Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Securities Purchase Agreement (including, for the avoidance of doubt, any terms defined herein as set forth on Exhibit A or Exhibit B hereto), unless the context otherwise requires.

Section 2.

Amendments to Existing Securities Purchase Agreement and Warrants.  Subject to the satisfaction of the conditions precedent set forth in Section 3, the Existing Securities Purchase Agreement is hereby amended in the manner specified in Exhibit A hereto and the Warrants are hereby amended in the manner specified in Exhibit B hereto.  Such amendments are referred to herein collectively as the “Amendments”.

Section 3.	Effectiveness of Amendments. The Amendments shall become effective upon satisfaction (or waiver by the holders of the Securities) of all of the following conditions:

Amendment.  Execution and delivery of this Amendment by the Company and each of the holders of the Securities, and execution and delivery of the Guarantor Acknowledgement attached hereto by the Guarantors.

Representations and Warranties.  The representations and warranties in Section 4 shall be true and correct in all respects on the date hereof.

Expenses.  The Company shall have paid the reasonable fees and disbursements of the holders of the Securities’ special counsel in accordance with Section 8 below.

Section 4.

Representations and Warranties.  To induce the holders of the Securities to enter into this Amendment and to consent to the Amendments, the Company hereby represents and warrants to each of the holders of Securities that:

the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate authority or other action on the part of the Company, this Amendment has been duly executed and delivered by the Company, and this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

each of the representations and warranties set forth in the Securities Purchase Agreement and the other Transaction Documents are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except as disclosed in the First Amendment or the Third Amendment;

no Default or Event of Default has occurred and is continuing as of the date hereof; and

no events have taken place and no circumstances exist at the date hereof which would give any Credit Party a basis to assert a defense, offset or counterclaim to any claim of any holder of a Security with respect to the obligations of the Credit Parties.

Section 5.	Transaction Document. This Amendment shall be deemed to constitute a Transaction Document for all purposes under the Securities Purchase Agreement.

Section 6.

Effect of Amendment; Delivery of New Warrant Certificates.  Except as set forth expressly herein, all terms of the Securities Purchase Agreement shall be and remain in full force and effect.  This Amendment shall supersede in its entirety, from this date forward, the waiver granted in Section 3(b) of the Waiver dated June 8, 2012.  The Company shall, contemporaneously with the delivery to it by or on behalf of a Holder of a certificate representing a Warrant that does not reflect the amendments thereto effected hereby, issue a new certificate representing such Warrant reflecting such amendments to such Holder and deliver it to such Holder.    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the holders of Notes under the Securities Purchase Agreement, nor constitute a waiver of any provision of the Securities Purchase Agreement, except as expressly provided herein.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Securities Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.

Section 7.	Release.

In consideration of the agreements of the holders of Securities contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each holder of Securities, and its successors and assigns, and its present and former shareholders, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (each holder of Securities and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Credit Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Securities Purchase Agreement, or any of the other Transaction Documents or transactions thereunder or related thereto.

Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Credit Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

In entering into this Amendment, each Credit Party has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof.  The provisions of this Section shall survive the termination of this Amendment and the other Transaction Documents and the payment in full of the Notes.

Each Credit Party acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.

Section 8.

Fees and Expenses; Indemnification.  Whether or not the Amendments become effective, the Company agrees to pay on demand all reasonable costs and expenses of the holders of the Securities (including the reasonable fees and expenses of the holders of the Securities’ special counsel) in connection with the preparation, negotiation, execution and delivery of this Amendment as provided in paragraph 13B(1) of the Securities Purchase Agreement.  Nothing in this Section shall limit the Company’s obligations pursuant to paragraphs 13B(1) and 13B(2) of the Securities Purchase Agreement.

Section 9.

Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

Section 10.

Severability.  Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 11.

Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Section 12.	Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 13.

Entire Understanding.  The Existing Securities Purchase Agreement, together with this Amendment, set forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

Section 14.	Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

ZAZA ENERGY CORPORATION

By: __s/Todd A. Brooks______________________

Name:            Todd A. Brooks

Title:             President and CEO

MSDC ZEC INVESTMENTS, LLC

By:   _s/Marcello Liguori_________________

Name:            Marcello Liguori

Title:            Vice President

SENATOR SIDECAR MASTER FUND LP

By:            Senator Investment Group LP, its investment manager

            By:   __s/Evan Gartenlaub_____________

            Name:            Evan Gartenlaub

            Title:            General Counsel

O-CAP OFFSHORE MASTER FUND, L.P.

By:   __s/Michael Olshan______________

Name:            Michael Olshan

Title:            Managing Partner

O-CAP PARTNERS, L.P.

By:   __s/Michael Olshan______________

Name:            Michael Olshan

Title:            Managing Partner

CAPITAL VENTURES INTERNATIONAL

By:   __s/Martin Kobinger______________

Name:            Martin Kobinger

Title:            Investment Manager

TALARA MASTER FUND, LTD.

By:   __s/Binish Bulsara_______________

Name:            Binish Bulsara

Title:  Chief Financial Officer of Investment Manager

BLACKWELL PARTNERS, LLC

By:   __s/David R. Shumate_____________

Name:            David R. Shumate

Title:            Executive Vice President

            DUMAC, Inc.

            Authorized Agent

PERMAL TALARA LTD.

By:   __s/Binish Bulsara_______________

Name:            Binish Bulsara

Title:  Chief Financial Officer of Investment Manager

WINMILL INVESTMENTS LLC

By:   __s/David A. Millstone____________

Name:            David A. Millstone

Title:            Member

GUARANTOR ACKNOWLEDGEMENT

Each of the undersigned hereby acknowledges and agrees to the terms of the Amendment No. 4 to Securities Purchase Agreement, dated December 17, 2012 (the “Amendment”), including, without limitation, Section 7 of the Amendment, amending that certain Securities Purchase Agreement, dated February 21, 2012, as amended (as amended, the “Securities Purchase Agreement”), among ZaZa Energy Corporation, a Delaware corporation, and the holders of Securities party thereto.  Each of the undersigned hereby confirms that the Guaranty Agreement to which the undersigned are a party remains in full force and effect after giving effect to the Amendment and continues to be the valid and binding obligation of each of the undersigned, enforceable against each of the undersigned in accordance with its terms.

Capitalized terms used herein but not defined are used as defined in the Securities Purchase Agreement.

Dated as of December 17, 2012.

ZAZA HOLDINGS, INC.,
a Delaware corporation

By:  __s/Todd A. Brooks______________

Name:            Todd A. Brooks

Title:            President

ZAZA ENERGY, LLC,
a Texas limited liability company

By:  __s/Todd A. Brooks______________

Name:            Todd A. Brooks

Title:            Manager

TOREADOR RESOURCES CORPORATION,
a Delaware corporation

By:  __s/Ian H. Fay___________________

Name:            Ian H. Fay

Title:            Vice President and Asst. Treasurer

ZAZA ENERGY DEVELOPMENT, LLC, a Texas limited liability company

By:  __s/Todd A. Brooks______________

Name:            Todd A. Brooks

Title:            Manager

ZAZA PETROLEUM MANAGEMENT, LLC, a Texas limited liability company

By:  __s/Todd A. Brooks______________

Name:            Todd A. Brooks

Title:            Manager

Exhibit A

Paragraph 5F(5) - Fundamental Change.  Paragraph 5F(5) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“For purposes of this paragraph 5F, the term ‘Fundamental Change’ shall mean an event or series of events by which any of the following occurs:

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than a “person” or “group” comprised solely of Permitted Holders) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; provided, however, that notwithstanding anything herein to the contrary, a Fundamental Change shall be deemed to have occurred if the Permitted Holders, as a group, acquire beneficial ownership in excess of 75,976,851 shares of Common Stock (as appropriately adjusted for stock splits and similar transactions); provided, however, that Transfers, under the Company’s long term incentive plan, to Messrs. Brooks, Kearby or Hearn, as part of the compensation earned by such person as a director or officer of the Company shall not be counted towards determining whether a Fundamental Change under this clause (i) has occurred, so long as such Transfers do not exceed 1,000,000 shares in the aggregate to such Persons per calendar year; provided further, however, that if at any time the Permitted Holders, taken as a group, own less than 50% of the then outstanding Common Stock, a Fundamental Change will be deemed to have occurred if the Permitted Holders thereafter become the direct or indirect ultimate beneficial owners of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;

the consummation of: (A) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and the Subsidiaries, taken as a whole, to any Person or Persons (other than one of the Guarantors to the extent permitted pursuant to paragraph 7B(6)); or (B) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another person pursuant to which the persons that beneficially owned, directly or indirectly, the Company’s voting shares immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s stock representing more than 50% of the total outstanding voting power of all outstanding classes of stock of the surviving, continuing or acquiring corporation in substantially the same proportions (relative to each other) as immediately prior to such transaction;

the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

Exhibit A-1

the Common Stock (or other common stock or depositary shares or receipts in respect thereof into which the Warrants are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).”

Paragraph 7A - Restricted Payments.  Paragraph 7A of the Existing Securities Purchase Agreement is hereby amended by (i) deleting the text “and” at the end of clause (viii) thereof, (ii) deleting the period at the end of clause (ix) thereof and substituting in lieu thereof a semi-colon, and (iii) inserting the following new clauses (x) and (xi) after the end of clause (ix) thereof:

“(x) Toreador Energy France may (a) assign its rights under (1) the French Intercompany Loans and (2) other intercompany loans permitted under paragraph 7B(2)(xvi), to ZaZa France in exchange for a transfer price equal to the amount outstanding under such French Intercompany Loans and other loans, and (b) immediately following such transfer, distribute the rights to such transfer price to ZaZa France, in each case in connection with the Toreador Energy France Sale; and

(xi) ZaZa France may, at any time after the Toreador Energy France Sale, assign its rights under (a) the French Intercompany Loans and (b) other intercompany loans permitted under paragraph 7B(2)(xvi), that were previously assigned to ZaZa France pursuant to paragraph 7A(x), to ZaZa International;  provided, that any intercompany loans permitted under paragraph 7B(2)(xvi)(a) that are assigned to ZaZa International shall immediately be extinguished.”

Paragraph 7B(2) - Debt.  Paragraph 7B(2) of the Existing Securities Purchase Agreement is hereby amended by amending and restating clause (iii) thereof as follows:

“(iii)    the French Intercompany Loans outstanding on the Closing Day in an aggregate principal amount not exceeding (a) $16,200,000 with respect to French Intercompany Loans denominated in U.S. Dollars, and (b) €3,465,000 with respect to French Intercompany Loans denominated in Euros, together with any refinancings, refundings, renewals or extensions thereof; provided that (A) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension and no Default or Event of Default exists either before or after giving effect to such refinancing, refunding, renewal or extension, and (B) to the extent ZaZa International holds any French Intercompany Loans as a result of the consummation of any ZaZa International Loan Assignment,  such French Intercompany Loans shall become Subordinated Debt (it being understood that subordination terms and provisions in substantially the form of the Subordination Agreement dated March 1, 2012 by and among the holders of the Notes, the Collateral Agent, Toreador and ZaZa International shall be deemed to be approved by the Required Noteholders);”

Paragraph 7B(2) - Debt.  Paragraph 7B(2) of the Existing Securities Purchase Agreement is hereby further amended by (i) inserting immediately after the text “Toreador Energy France” in subclause (xvi)(a) thereof the text “(or at any time after the consummation of the Toreador Energy France Loan Assignments,  ZaZa France, as successor in interest to Toreador Energy France or (B) at any time after the consummation of the ZaZa International Loan Assignments, ZaZa International, as successor in interest to ZaZa France;  provided that to the extent such Debt is owing by ZaZa International to ZaZa International, it shall immediately be extinguished)” and (ii) inserting

Exhibit A-2

immediately after the text “clause (a) hereof” at the end of subclause (xvi)(b) thereof the text “(it being understood that subordination terms and provisions in substantially the form of the Subordination Agreement dated March 1, 2012 by and among the holders of the Notes, the Collateral Agent, Toreador and ZaZa International shall be deemed to be approved by the Required Noteholders)”.

Paragraph 8A - Acceleration.  Paragraph 8A of the Existing Securities Purchase Agreement is hereby amended by amending and restating clause (xvii) thereof as follows:

“(xvii)          the Company amends, supplements or modifies any of the terms or provisions of the French Intercompany Loans except solely in respect of (a) incurring Refinancing Debt of the French Intercompany Loans so long as the holder of such Refinancing Debt is Toreador Energy France (or (A) at any time after the consummation of the Toreador Energy France Loan Assignments, ZaZa France, as successor in interest to Toreador Energy France or (B) at any time after the consummation of the ZaZa International Loan Assignments, ZaZa International, as successor in interest to ZaZa France) and (b) the Toreador Energy France Loan Assignments and the ZaZa International Loan Assignments; or”

Paragraph 12B - Other Terms.    Paragraph 12B of the Existing Securities Purchase Agreement is hereby amended by amending and restating the following definitions as follows:

“French Intercompany Loans” shall mean, collectively, intercompany Debt owing by Toreador to Toreador Energy France (or (a) at any time after the consummation of the Toreador Energy France Loan Assignments, ZaZa France, as successor in interest to Toreador Energy France or (b) at any time after the consummation of the ZaZa International Loan Assignments, ZaZa International, as successor in interest to ZaZa France), pursuant to (i) that certain Loan Agreement dated August 1, 2011, in the principal amount of €500,000, (ii) that certain Loan Agreement dated January 6, 2011, in the principal amount of $1,000,000, (iii) that certain Loan Agreement dated January 6, 2011, in the principal amount of €900,000, (iv) that certain Loan Agreement dated January 11, 2011, in the principal amount of $500,000, (v) that certain Loan Agreement dated January 18, 2011, in the principal amount of $1,000,000, (vi) that certain Loan Agreement dated August 18, 2011, in the principal amount of $2,000,000, (vii) that certain Loan Agreement dated April 19, 2011, in the principal amount of €700,000, (viii) that certain Loan Agreement dated July 20, 2011, in the principal amount of $1,200,000, (ix) that certain Loan Agreement dated June 23, 2011, in the principal amount of $3,750,000, (x) that certain Loan Agreement dated March 24, 2011, in the principal amount of $2,000,000, (xi) that certain Loan Agreement dated November 24, 2011, in the principal amount of $1,700,000, (xii) that certain Loan Agreement dated September 29, 2011, in the principal amount of €500,000, (xiii) that certain Loan Agreement dated November 29, 2011, in the principal amount of €365,000, (xiv) that certain Loan Agreement dated January 9, 2012, in the principal amount of $1,500,000, (xv) that certain Loan Agreement dated January 9, 2012, in the principal amount of $500,000, (xvi) that certain Loan Agreement dated January 16, 2012, in the principal amount of €500,000, (xvii) that certain Loan Agreement dated January 20, 2012, in the principal amount of $130,000, (xviii) that certain Loan Agreement dated January 20, 2012, in the principal amount of $20,000, and (xix) that certain Loan Agreement dated January 20, 2012, in the principal amount of $900,000, in each case by and between Toreador and Toreador Energy France (or (a) at any time after the consummation of the Toreador Energy France Loan Assignments, ZaZa France, as successor in interest to Toreador Energy France or (b) at any time after the

Exhibit A-3

consummation of the ZaZa International Loan Assignments, ZaZa International, as successor in interest to ZaZa France), and in each case together with any refinancings, refundings, renewals or extensions thereof.”

““Toreador Energy France” shall mean ZaZa Energy France SAS, formerly known as Toreador Energy France SAS, formerly known as Toreador Energy France SCS, a société par actions simplifiée organized under the laws of the Republic of France and, at all times prior to the consummation of the Toreador Energy France Sale, a wholly-owned Subsidiary of Toreador.”

Paragraph 12B - Other Terms.  Paragraph 12B of the Existing Securities Purchase Agreement is hereby further amended by adding the following new definitions in their proper alphabetical order to read as follows:

““Toreador Energy France Loan Assignments” means the assignment, in accordance with paragraph 7A(x), by Toreador Energy France to ZaZa France of its rights under the French Intercompany Loans and/or the other intercompany loans permitted under paragraph 7B(2)(xvi).”

““Toreador Energy France Sale” means the sale or other disposition of all of the Equity Interests of Toreador Energy France by ZaZa France to Vermilion REP SAS pursuant to that certain Share Purchase Agreement occurring on or before March 31, 2013.”

““ZaZa France” shall mean ZaZa France S.A.S.”

““ZaZa International Loan Assignments” means the assignment, in accordance with paragraph 7A(xi), by ZaZa France to ZaZa International of its rights under the French Intercompany Loans and/or the other intercompany loans permitted under paragraph 7B(2)(xvi).”

Exhibit A-4

Exhibit B

(a)	The third paragraph of the legends on the first page of the Warrants is hereby amended and restated in its entirety as follows:

This Warrant is issued in replacement of the original Warrant issued on February 21, 2012, pursuant to the Securities Purchase Agreement dated as of February 21, 2012 to reflect certain amendments and certain adjustments resulting from the original issuance of $40 million of 9% Convertible Senior Notes due 2017 by the Company on or about October 22, 2012 and certain further amendments on or about December 17, 2012.  If any provision of this Warrant is found to conflict with such Securities Purchase Agreement, the provisions of such Securities Purchase Agreement shall prevail.

(b)	Clause (i) of the definition of “Fundamental Change” set forth in the Warrants is hereby amended and restated in its entirety as follows::

            (i)            a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than a “person” or “group” comprised solely of Permitted Holders) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; provided, however, that notwithstanding anything herein to the contrary, a Fundamental Change shall be deemed to have occurred if the Permitted Holders, as a group, acquire beneficial ownership in excess of 75,976,851 shares of Common Stock (as appropriately adjusted for stock splits and similar transactions); provided, however, that Transfers, under the Company’s long term incentive plan, to Messrs. Brooks, Kearby or Hearn, as part of the compensation earned by such person as a director or officer of the Company shall not be counted towards determining whether a Fundamental Change under this clause (i) has occurred, so long as such Transfers do not exceed 1,000,000 shares in the aggregate to such Persons per calendar year; provided further, however, that if at any time the Permitted Holders, taken as a group, own less than 50% of the then outstanding Common Stock, a Fundamental Change will be deemed to have occurred if the Permitted Holders thereafter become the direct or indirect ultimate beneficial owners of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;

Exhibit A-1